AGREEMENT AND PLAN OF MERGER
                        ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated effective as of the 7th day of January, 2004, by and among SYNOVUS FINANCIAL CORP., a Georgia corporation ("Seller"), CAPITAL CITY BANK GROUP, INC., a Florida corporation ("Purchaser"), QUINCY STATE BANK, a Florida chartered commercial bank (the "Bank"), and CAPITAL CITY BANK, a Florida chartered commercial bank ("CCB").

                                  RECITALS:

     WHEREAS, Seller is a financial services company that owns and operates, among other things, 40 wholly-owned banking subsidiaries, and Purchaser is a financial holding company that owns CCB; and

     WHEREAS, one of Seller's wholly-owned banking subsidiaries is the Bank;
and

     WHEREAS, upon the terms and conditions hereinafter set forth and as set forth in the Bank Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Plan of Merger"), the respective boards of directors of the Bank and CCB deem it advisable and in the best interests of each such entity and their respective shareholders that the Merger (as defined below) be effected.

     NOW THEREFORE, in consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Seller, Purchaser, Bank, and CCB prescribe the terms and conditions hereof and the manner and basis of carrying the Merger and its related transactions into effect, which shall be as follows:

                                  ARTICLE 1
                                  ---------

                               TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions hereinafter set forth and as set forth in the Plan of Merger, at the Effective Time (defined below), the Bank shall merge with and into CCB (the "Merger") in accordance with the provisions of, and with the effect provided in, Section 658.42 of the Florida Statutes, with CCB being the resulting bank (the "Resulting Bank"). All of the issued and outstanding shares of Bank common stock, $20.00 par value per share ("Quincy Stock"), shall be surrendered to the Purchaser in exchange for the Purchase Price (as defined below), shall cease to be outstanding and shall be extinguished. All of the issued and outstanding shares of CCB common stock, $100.00 par value per share ("CCB Stock"), shall continue to be outstanding as of the Effective Time and shall be the outstanding common stock of the Resulting Bank. The Resulting Bank shall continue to be governed by the laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of the Bank and CCB.

     1.2 Closing Date and Effective Time. The closing of the transactions contemplated hereby (the "Closing") will take place at the close of business on the date that the Effective Time (as defined below) occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the parties, acting through their authorized officers, may mutually agree (the "Closing Date"). The Closing Date shall be held at such location as may be mutually agreed upon by the parties or may be conducted by mail or telefax as may be mutually agreed upon by the parties. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Plan of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (a) the receipt of all regulatory approvals and the expiration of any required waiting periods; and (b) the satisfaction of the conditions specified in Article 6 of this Agreement. The actual Effective Time within the 60-day period shall be mutually agreed upon by Purchaser and Seller.

     1.3  Purchase Price.   The aggregate consideration for the Merger shall
be $26,100,000 (the "Purchase Price"). The Purchase Price shall be due and payable on the Closing Date (as defined below) pursuant to reasonable instructions provided by Seller to Purchaser in immediately available funds.

     1.4 Charter. The Articles of Incorporation of CCB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Resulting Bank until duly amended or repealed.

     1.5 Bylaws. The Bylaws of CCB in effect immediately prior to the Effective Time shall be the Bylaws of the Resulting Bank until duly amended or repealed.

     1.6 Directors and Officers. The directors of CCB in office immediately prior to the Effective Time shall serve as the directors of the Resulting Bank from and after the Effective Time in accordance with the Bylaws of the Resulting Bank. The officers of CCB in office immediately prior to the Effective Time together with such additional persons as may thereafter be elected, shall serve as the officers of the Resulting Bank from and after the Effective Time in accordance with the Bylaws of the Resulting Bank.

                                  ARTICLE 2
                                  ---------

                      ACTIONS PENDING THE CLOSING DATE

     2.1 Seller's Actions. Between the date of this Agreement and earlier of the Closing Date or the termination of this Agreement, Seller and the Bank covenant to Purchaser that (a) the Bank shall conduct its business only in the ordinary course, and in a manner designed to preserve intact its business organization and assets and maintain its rights and franchises; (b) the Bank shall take no action which would (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(a) or 6.1(b), or (ii) adversely affect the ability of any party to perform its covenants and agreements under this Agreement;

and, (c) the Bank shall not, without prior written consent of Purchaser, do or agree or commit to do any of the following:

          (a) amend the articles of incorporation, charter, bylaws, or other governing instruments of the Bank;

          (b) unless required by law, in accordance with past practice, or as disclosed on Schedule 2.1(b) of the Bank's Disclosure Memorandum (as defined in Section 3.1(a)): grant any increase in compensation or benefits to the employees or officers of the Bank; or, pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement and made available to Purchaser for its review; or, enter into or amend any severance agreements with officers of the Bank; or, grant any increase in fees or other increases in compensation or other benefits to directors of the Bank; or, voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights of or in the Bank;

          (c) enter into, terminate, modify, or amend any contract, lease or other agreement with any officer or director of the Bank or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of its banking business;

          (d) incur or assume any liabilities, other than in the ordinary course of its business consistent with past practices (which shall include, without limitation, past practices regarding the creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of the Bank of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date hereof that are disclosed in Schedule 2.1(d) of the Bank's Disclosure Memorandum);

          (e) purchase or dispose of assets or properties, other than in the ordinary course of the Bank's business consistent with past practice or as otherwise permitted herein;

          (f) repurchase, redeem, or otherwise acquire or exchange directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of the Bank, or declare or pay any dividend or make any other distribution in respect of the Bank's capital stock which would cause the Bank's shareholders equity to be below $11,185,000, which is equal to the shareholder's equity of the Bank as reflected in its unaudited financial statements for the period ended September 30, 2003;

          (g) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Quincy Stock or any other capital stock of the Bank, or any stock appreciation rights, or any option, warrant, or other equity rights;

          (h) adjust, split, combine or reclassify any capital stock of the Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of the Quincy Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of the Bank;

          (i) except for purchases that are approved by Purchaser in writing and made in accordance with Synovus Master Investment Policies, a copy of which has been made available to Purchaser, make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any entity, other than in connection with (x) foreclosures in the ordinary course of business, or (y) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

          (j) (x) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit
          (1) with respect to properties or businesses outside of the current market area for the Bank or to borrowers whose principal residence is outside of the current market area for the Bank, (2) that are unsecured in excess of $100,000, or (3) that are secured in excess of $300,000; (y) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of the Bank's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits, or other interest therein (1) that are unsecured in excess of $100,000, or
          (2) that are secured in excess of $300,000; or, (z) renew or renegotiate any loans or credits having an outstanding principal balance of $50,000 or more that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Purchaser; provided, however, that the Bank may, without the prior notice to or written consent of Purchaser, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as the Bank is presently obligated under existing written agreements kept as part of the Bank's official records;

          (k) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles ("GAAP");

          (l) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of the Bank for material money damages or restrictions upon the operations of the Bank;

          (m) except in the ordinary course of business, enter into, modify, amend or terminate any material contract calling for payments exceeding $25,000 or waive, release, compromise or assign any material rights or claims; or

          (n) directly or indirectly agree to take any of the foregoing actions.

     2.2 Purchaser's Actions. Between the date of this Agreement and the earlier of the Closing Date or the Termination of this Agreement, except as otherwise expressly contemplated herein, Purchaser covenants to Seller that it shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, take any action that would:

          (a) delay or adversely affect the ability of Purchaser to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby;

          (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Agreement; or

          (c) directly or indirectly agree to take any of the foregoing actions.

      2.3 Adverse Changes in Condition. Each party agrees to give written notice promptly to each other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or, in the case of the Bank and CCB, any of their subsidiaries, which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on such party, or (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same. For purposes of this Agreement, a "Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (x) the financial position, business, or results of operations of the respective party, taken as a whole, or (y) the ability of the respective party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that Material Adverse Effect shall not be deemed to include the impact of: (aa) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; (bb) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies; (cc) actions and omissions of the respective party (of any of its subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby; and, (dd) the direct effects of compliance with this Agreement on the operating performance of the respective party, including expenses incurred by the respective party in consummating the transactions contemplated by this Agreement.

     2.4 Reports. Each party shall file all reports required to be filed by it with regulatory authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed to the extent permitted under applicable law. Any financial statements contained in any reports to a regulatory authority shall be prepared in accordance with laws, rules and regulations applicable to such reports.

                                  ARTICLE 3
                                  ---------

                       REPRESENTATIONS AND WARRANTIES

     3.1 Seller's Representations and Warranties. Seller and the Bank hereby, jointly and severally, represent and warrant to Purchaser on the date of this Agreement and again on the Closing Date that:

          (a) Seller's Disclosure Memorandum. Seller has delivered to Purchaser a memorandum (the "Seller's Disclosure Memorandum") describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it does not apply to other Sections. All information set forth in Seller's Disclosure Memorandum or in documents incorporated by reference in Seller's Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading. The information contained in Seller's Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 3 and/or other Sections of the Agreement which are referenced therein. Seller shall promptly provide Purchaser with written notification of any event, occurrence or other information necessary to maintain Seller's Disclosure Memorandum as true, correct and complete at all times prior to and including the Closing.

          (b) Ownership of Stock. Bank is a wholly-owned subsidiary of Seller as Seller owns all 10,000 shares of the issued and outstanding common stock of the Bank, which constitutes all of the issued and outstanding stock of any class of securities of the Bank, and there are no other owners of stock or other securities of the Bank or interests convertible into such and no person or entity has any right to acquire any securities of Bank. Seller has good, valid, and marketable title to all of such shares, free and clear of any liens, claims, pledges, options, or adverse claims and charges of any nature whatsoever. All of the issued and outstanding shares of capital stock of the Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the Florida Business Corporation Act ("FBCA") and the Florida Financial Institutions Code. None of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive rights of the current or past shareholders of the Bank.

          (c) Organization. Both Seller and Bank are duly organized entities, validly existing and in good standing under the laws of the States of Georgia and Florida, respectively. Both Seller and Bank are duly qualified to transact business in all jurisdictions where the character of their business requires such qualification.

          (d) Authority. This Agreement has been authorized by all necessary corporate action of Seller and the Bank, has been duly and validly executed and delivered by Seller and the Bank, and constitutes a legal, valid, and binding agreement of Seller and the Bank enforceable against Seller and the Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief.

          (e) Approvals; No Violations. Except as disclosed in Seller's Disclosure Memorandum, the execution, delivery, and performance of this Agreement by Seller and the Bank do not, and the consummation of the transactions contemplated hereby by Seller and the Bank will not: (1) violate or contravene any provisions of the articles of incorporation or bylaws of Seller or the Bank; or (2) constitute a breach or violation of, or a default under, any law, rule or regulation, or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Bank or to which Seller or the Bank is subject, or enable any person to enjoin any of the transactions contemplated hereby; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and any consents and approvals, the absence of which will not have a Material Adverse Effect on the Bank.

          (f) Articles and Bylaws. Attached as Exhibit E are copies of: (1) the articles of incorporation of the Bank and all amendments, restatements, articles of merger or consolidation or other filings with respect thereto; and (2) the currently effective bylaws of the Bank. All amendments to, and articles of merger and other filings with respect to, the Bank's articles of incorporation and every other reorganization involving the Bank were made in accordance with its articles of incorporation, and its bylaws and applicable law (including the giving of proper notice of dissenters' and/or appraisal rights in connection with any such amendment or other actions requiring such notice) without violation of any preemptive rights, and the Bank has otherwise complied with its charter or articles of incorporation and bylaws as in effect at the applicable time.

          (g) No Claimants. Without limiting the foregoing, no act or omission of Seller or the Bank or any predecessor (including any prior offer, issuance, redemption, purchase, sale, transfer, negotiation or transaction of any nature or kind with respect to any capital stock or other securities or ownership interest, or options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire any capital stock or other securities or ownership interest, of the Bank or any predecessor) has resulted in any former shareholder or holder of any ownership interest in a predecessor (or alleged or purported former shareholder or holder of any ownership interest in a predecessor) of the Bank or any other person or entity: (1) having any valid claim or cause of action whatsoever against the Bank; or
          (2) to come to have any valid claim or cause of action whatsoever against the Bank or Purchaser, by virtue of, or in any way connected with, the transactions contemplated by this Agreement.

          (h) Combinations Involving the Bank. All mergers, consolidations, liquidations, purchases, or other transactions by which the Bank acquired its business and property were conducted in accordance with its articles of incorporation, bylaws, any other applicable agreements, instruments, or documents and applicable law (including the giving of proper notice of dissenters' and/or appraisal rights) without violation of any preemptive rights.

          (i) Financial Statements. The unaudited financial statements of the Bank for the year ended December 31, 2002 and the nine-month period ended September 30, 2003: (1) are correct in all material respects as of the date thereof; (2) fairly present the financial condition and results of operations of the Bank as of the dates and for the periods indicated therein; and (3) contain and reflect provisions for taxes, reserves, and other liabilities of the Bank in accordance with generally accepted accounting principles. The books and records of the Bank and the basis on which the unaudited financial statements referenced above were prepared fully and fairly reflect all material transactions of the Bank and are correct in all material respects.

          (j) Allowance for Possible Loan Losses. The allowances for possible loan and lease credit losses (collectively, the "Allowance") shown on the balance sheet of the Bank immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the Bank and other extensions of credit (including letters of credit) by the Bank as of the dates thereof.

          (k) Regulatory Reports. Seller has delivered or made available to Purchaser each of the Bank's quarterly reports to the Federal Deposit Insurance Corporation

          ("FDIC") and all correspondence relating to such reports and statements, with respect to each of such periods from January 1, 2001 through the date of this Agreement and will deliver or make available to Purchaser such reports, statements and correspondence for the periods after the date of this Agreement through the Effective Time. Each of the reports referred to above was or will be (as appropriate) properly prepared in accordance with all applicable law and properly presents in all material respects all information required to be included therein.

          (l) Obligations and Liabilities. Except as set forth in Schedule 3.1(l) of Seller's Disclosure Memorandum, the Bank has no liabilities or obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including but not limited to tax liabilities, that should have been but are not reflected in or reserved against in the Bank's Closing Date Financial Statements (as defined below), or the Bank's unaudited financial statements as of December 31, 2002 and September 30, 2003 or disclosed in the notes thereto.

          (m) Material Financial Change. Since September 30, 2003, there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect on the Bank; and,
          (2) the Bank or Seller has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants of Seller provided in Articles 4 or 5.

          (n)  Tax Liabilities of Bank.

               (i) Filing of Tax Returns. Seller and the Bank with respect to all their Tax (as defined below) returns have either (1) timely filed with the appropriate taxing authorities each return (including, without limitation, information returns and other material information) in respect of Taxes, required to be filed through the date hereof, or (2) requested any extension of time within which to file such Tax return and timely filed within the extension period such return for which an extension of time was granted. All such returns are, and the information contained therein is, complete and accurate in all material respects. Seller has made available to Purchaser copies of such portions of the federal, state, foreign, and local income tax returns of Seller for the last four years that relate to the Bank. Except as set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, Seller has not derived income or operated a trade or business in any foreign country, state, or locality. For purposes of this Agreement, "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (x) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, stamp, real estate, severance and withholding taxes, and (y) interest, penalties and additions in connection therewith, in each case, for which Seller and each of its subsidiaries is or may be liable (including as a result of the application of Treas. Reg. Section 1.1502-6).

               (ii) Payment of Taxes. All Taxes in respect of periods beginning before the date hereof if due and payable, have been timely paid, and if not yet due and payable, have an adequate reserve established therefore in accordance with GAAP, which reserves are set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, or are being contested in good faith by Seller or the Bank pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefore has been established in accordance with GAAP, as set forth in
               Schedule 3.1(n) of Seller's Disclosure Memorandum. Seller does not have any material liability for Taxes in excess of the amounts so paid or reserves so established. Seller has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (x) acts, events or omissions that are ordinary business activities, (y) to the extent relating to income Purchaser receives after the Closing, or
               (z) as set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in material Taxes for which the Bank is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

               (iii) Audit History. Except as set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, there are no deficiencies for Taxes claimed, proposed or assessed by any taxing or other governmental authority that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in
               Schedule 3.1(n) of Seller's Disclosure Memorandum, there are no pending, or to the best of Seller's and the Bank's knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes, in each case, that, in the reasonable judgment of Seller, the Bank or their respective tax advisers, likely to result in a material additional amount of Taxes. Audits of federal, state, foreign and local returns for Taxes of the Bank by the relevant taxing authorities have been completed for each period set forth in Schedule 3.1(n). Except as set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to Seller or the Bank.

               (iv)  Tax Elections.

                     (a) All material elections with respect to Taxes affecting the Bank that are effective as of the date hereof are set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum.

                     (b) Neither Seller nor the Bank: (w) has made a consent dividend election under Section 565 of the Internal
Revenue
                     Code of 1986 (the "Code"); (x) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Bank's assets; (y) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (z) has made an election, or is required, to treat any asset of the Bank as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or as tax-exempt bond financed property within the meaning of Section 168(g) of the Code or as tax-exemption use property within the meaning of Section 168(h)(1) of the Code. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign tax law.

               (v) Asset Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any assets of the Bank.

               (vi) Tax Rulings/Binding Agreement. The Bank has not requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would impact the amount of Tax after the Closing Date.

               (vii) Power of Attorney. Except as discussed in Section 3.1(n) of Seller's Disclosure Memorandum, there is no power of attorney granted by the Bank relating to Tax that is currently in force.

               (viii) Prior Affiliated Groups. Schedule 3.1(n) of Seller's Disclosure Memorandum lists all combined consolidated or unitary groups of which the Bank has been a member and which has filed a combined, consolidated or unitary return for federal, state, local, or foreign tax purposes, other than Seller.

               (ix) Tax-Sharing Agreements. Except for the tax-sharing agreement of Seller's Consolidated Group of which the Bank is a member (a complete and accurate copy of which was delivered to Purchaser prior to the date hereof), the Bank is not a party to a tax-sharing agreement or any similar arrangement.

               (x) Existing Partnerships and Single Member LLCs. Except as set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, the Bank (y) is not subject to any joint venture, partnership, or other agreement or arrangement which is treated as a partnership for federal income tax purposes or
               (z) does not own a single member limited liability company which is treated as a disregarded entity.

               (xi) Parachute Payments. Except as set forth in Schedule 3.1(n) of Seller's Disclosure Memorandum, the Bank has not made or become obligated to make, or will, as a result of any event connected with the acquisition of the Bank by Purchaser or any other transaction contemplated herein, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection
               (b)(4) thereof).

               (xii)  Balance of Intercompany Items.  Except as set forth in
               Schedule 3.1(n) of Seller's Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg.
               Section 1.1502-13.

               (xiii) Debt or Stock of Acquiring Group. The Bank does not own any debt obligation or any shares issued by any member of Purchaser.

               (xiv)	Compliance with Section 6038A.  Seller and the Bank
               have complied with all reporting and record keeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

               (xv) Section 338(h)(10) Election. The Bank is a "consolidated target" under Treas. Reg. Section 1.338(h)(10)- 1(b). To Seller's and the Bank's knowledge, Seller is not prohibited from making an election under Section 338(h)(10) of the Code and to make a comparable election under each applicable state and local tax law with respect to the Bank.

               (xvi)  FIRPTA.  Seller is not a "foreign person" as defined in
               Section 1445(f)(3) of the Code.

               (xvii) Permanent Establishment. The Bank does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

          (o)	No Pending Litigation or Restriction.

          Except as set forth in Schedule 3.1(o) of Seller's Disclosure
          Memorandum:

               (i) There is no litigation, action, investigation, proceeding or controversy before any court or governmental agency pending, and there is no pending claim, action or proceeding against the Bank or Seller with respect to Seller's ownership of the Bank, and to Seller's and the Bank's knowledge, no such litigation, action, investigation proceeding, controversy, claim or action has been threatened; and

               (ii) The Bank is not subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority restricting its operations as conducted on the date hereof or requiring that certain actions be taken.

          (p)  Employee Benefit Plans.

               (i) Except as set forth in Schedule 3.1(p) of Seller's Disclosure Memorandum, (and which plans or documents have been delivered or made available to Purchaser prior to the execution of this Agreement), the Bank does not sponsor, contribute to, participate in or maintain any: qualified or nonqualified pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, incentive compensation plan, written employee program or arrangements, medical, vision, dental, health plan, life insurance plan, any "employee benefit plan" as that term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA") or any other employee benefit plan or fringe benefit plan not reflected above, which are currently contributed to, participated in or maintained by (1) Seller; (2) any affiliate; or (3) an ERISA Affiliate (as defined below) for the benefit of the employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of the Bank (such agreements, plans, etc., are collectively referred to as the "Bank Benefit Plans").

               (ii) No Bank Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (iii) There is no breach of any provision of any Bank Benefit Plan, and there is no violation of ERISA, the Code, of any other applicable Laws that, individually or in the aggregate, are reasonably likely to have, individually or in the aggregate, a Bank Material Adverse Effect. To the knowledge of Seller, the Bank, or each ERISA Affiliate, none of the

               Seller, the Bank or any ERISA Affiliate has engaged in a transaction described in by Section 4975 of the Code or by
               Section 404, Section 406, or Section 502(i) of ERISA with respect to any Bank Benefit Plan that would subject the Bank to a tax, fine, or penalty imposed thereunder.

               (iv) None of the Seller, Bank or any ERISA Affiliate has maintained a Bank Benefit Plan on or after January 1, 1998 that is or was subject to Title IV of ERISA during such period.

               (v) Except as set forth in Schedule 3.1(p) of Seller's Disclosure Memorandum, the Bank has no liability for retiree termination, health or life benefits under any Bank Benefit Plan, other than health coverage continuation rights mandated by applicable law, and there are no restrictions on the rights of Bank to amend or terminate any such Bank Benefit Plan without incurring any liability thereunder. To the extent permitted by applicable law, Seller shall continue after the Effective Time to provide benefits for the retirees listed on
               Schedule 3.1(p) of Seller's Disclosure Memorandum, and for any additional retirees of the Bank as of the Effective Time, in accordance with the current provisions of Bank Benefit Plans that Seller, the Bank, or any ERISA Affiliate may continue after the Closing Date and/or any other benefit plans maintained by Seller, the Bank, or by any ERISA Affiliate on or before the Closing Date. Purchaser, CCB and the Resulting Bank shall only be responsible for providing benefits to the retirees listed on Schedule 3.1(p) of Seller's Disclosure Memorandum to the extent required by applicable law. To the extent Purchaser, CCB or the Resulting Bank are responsible for providing any benefits to retirees listed on Schedule 3.1(p) of Seller's Disclosure Memorandum, or for any additional retirees of the Bank as of the Effective Time, Seller shall promptly pay Purchaser an amount equal to the amount the Resulting Bank or Purchaser must pay for any such benefits.

               (vi) Except as set forth in Schedule 3.1(p) of Seller's Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (1) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Bank under any Bank Benefit Plan or otherwise;
               (2) increase any benefits otherwise payable to any director or employee of the Bank under any Bank Benefit Plan; or, (3) result in any acceleration of the time of payment or vesting of any benefit under any Bank Benefit Plan.

               (vii) The actuarial present values of all accrued entitlements under any and all Bank Benefit Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Bank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the Bank's September 30, 2003 financial statements to the extent required by and in accordance with GAAP.

          (q)  Real Properties.

               (i) Schedule 3.1(q) of Seller's Disclosure Memorandum sets forth a listing of all real property owned by the Bank, including the Bank's banking facilities and all other real estate or foreclosed properties and any improvements thereon (collectively, the "Real Property"). Except for the Real Property listed in Schedule 3.1(q) of Seller's Disclosure Memorandum, the Bank does not own, operate, or lease any other site. Except as set forth in Schedule 3.1(q) of Seller's Disclosure Memorandum, with respect to each parcel of Real Property, the Bank has good indefeasible marketable fee simple title to that Real Property and owns the same free and clear of all mortgages, liens, unpaid bills for material or labor pertaining to the Real Property, leases, licenses, occupancy agreements, encumbrances, title defects and exceptions to title other than: (1) the lien of current taxes not yet due and payable; and (2) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially detract from, interfere with or restrict the present or future use of that Real Property for any purpose whatsoever. Except as set forth in
               Schedule 3.1(q) of Seller's Disclosure Memorandum, the Bank has exclusive possession of the Real Property and has not entered into any contracts for the sale of the Real Property and no other person or entity has any rights of first refusals, options, or other preferential rights to purchase the Real Property.

               (ii) Except as set forth in Schedule 3.1(q) of Seller's Disclosure Memorandum, to Seller's and the Bank's knowledge, the Real Property complies with all applicable federal, state, and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building, and use permits, and the parcels of Real Property upon which Bank's banking or other offices are situated, or which are used by Bank in conjunction with its banking or other offices or for other purpose, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

               (iii) With respect to each parcel of Real Property that currently is used by Bank as a banking office, to Seller's and Bank's knowledge, all improvements and fixtures included in or on that Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Bank's use (or will interfere with Buyer's use after the transaction) of that Real Property or those improvements and fixtures as a banking office, or that materially adversely affects the economic value of that Real Property or those improvements and fixtures.

               (iv) Except as set forth in Schedule 3.1(q) of Seller's Disclosure Memorandum, (x) there are no pending, or to Seller's and Bank's knowledge, threatened or contemplated condemnation proceedings affecting the Real Property, nor (y) are there any contracts affecting title to the Real Property or the Bank's interest therein.

          (r) Personal Property and Other Assets. With the exception of the assets listed in Schedule 3.1(r) of Seller's Disclosure Memorandum, which are the sole assets of Seller and will remain the assets of Seller at and after the Effective Time, all of the fixed assets used by the Bank and material to the operation of its business are, except as set forth in Schedule 3.1(r) of Seller's Disclosure Memorandum, owned by the Bank and are free and clear of all liens, encumbrances, leases, title defects, or exceptions to title. To Seller's and the Bank's knowledge, all of Bank's personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

          (s) Consents, Licenses, Approvals. The Bank has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of Seller and the Bank, no suspension or cancellation of any of them is threatened.

          (t) Collective Bargaining Agreements. The Bank is not a party to, nor is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Bank the subject of a proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Bank pending or threatened, nor, to the knowledge of Seller and the Bank, is there any activity involving any of the Bank's employees which is seeking to certify a collective bargaining unit or engaging in any other labor organization activity related to the Bank.

          (u)  Environmental Issues.

               (i) Except as disclosed in Schedule 3.1(u) of Seller's Disclosure Memorandum or in any Environmental Survey (as defined in Section 5.1 hereto), there are no actions, suits, demands, written notices or other communications, claims, investigations or proceedings pending or, to the knowledge of Seller and the Bank, threatened against the Bank (1) relating to any Environmental Law or (2) relating to the release, discharge, spillage, or disposal (collectively "Releases") into the environment of any Hazardous Substance, whether or not occurring at, on, under, or affecting (or potentially affecting) any Real Property, including without limitation any written notices, demand letters or requests for information from any federal or state environmental agency relating to any such Releases or liabilities under or violations of Environmental Law (including by a predecessor), nor is there any reasonable basis, including but not limited to, any present or past actions, activities, circumstances, conditions, event or incidents, that could lead to such actions, suits, demands, notices, claims, investigations or proceedings which would be reasonably likely to have, individual or in the aggregate, a Material Adverse Effect on the Bank.

               (ii) The Bank and its Real Property are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

               (iii) The Bank has not used, stored, disposed or arranged for the disposal of Hazardous Substances either on the Real Property or off-site or at any property owned, leased or operated by the Bank now or in the past. There are no underground storage tanks located either on the Real Property or, to the knowledge of Seller and the Bank, at any property owned, leased or operated by the Bank now or in the past.

               (iv) Except as set forth in Schedule 3.1(u) of Seller's Disclosure Memorandum, during the period of (1) the Bank's ownership or operation of any property, including but not limited to the Real Property, or (2) the Bank's holding of a security interest in any property, there have been no Releases of Hazardous Substances in, on, under, or affecting (or potentially affecting) such properties where such Releases would be reasonably likely to have, individual or in the aggregate, a Material Adverse Effect on the Bank, provided that as to clause (2), such representation and warranty shall be subject to, and thereby limited by, the knowledge of Seller and the Bank. Except as set forth in Schedule 3.1(u) of Seller's Disclosure Memorandum, to the knowledge of Seller and the Bank, prior to the period of (1) the Bank's ownership or operation of any property, including but not limited to the Real Property or (2) the Bank's holding of a security interest in any property, there were no Releases of Hazardous Substances in, on, under, or affecting any such property where such Releases would be reasonably likely to have, individual or in the aggregate, a Material Adverse Effect on the Bank.

               (v) There are no conditions or circumstances at the Real Property which pose a risk to the environment, the health or safety of persons, or the market value of the Real Property, except as set forth in
               Schedule 3.1(u) of Seller's Disclosure Memorandum.

               (vi) For purposes of this Agreement, the following terms shall have the indicated meaning:

                     (1) "Environmental Law" means any Legal Requirement that requires or relates to:

                          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                          (c)  reducing the quantities, preventing the
                          release, or minimizing the hazardous
                          characteristics of wastes that are generated;

                          (d)  assuring that products are designed,
                          formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                          (e) protecting resources, species, or ecological amenities;

                          (f)  reducing to acceptable levels the risks
                          inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                          (g)  cleaning up pollutants that have been
                          released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

                          (h)  making responsible parties pay private
                          parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                     (2) "Hazardous Substance" shall mean any material which may be dangerous to health or to the environment, including without implied limitation, asbestos containing materials ("ACM"), lead-based paint, and all "hazardous matter," "hazardous waste," "hazardous substances," "oil," "petroleum," and "petroleum products" as defined under Environment Law, including all of the following statutes and their implementing regulations, as the same may have been amended from time to time: (i) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
                     Section 9601 et seq.; (ii) Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (iii) Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
                     Section 136; (iv) Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801-1812; (v) Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.;
                     (vi) Resource Conservation and Recovery Act, 42 U.S.C.
                     Section 6901 et seq.; (vii) Clean Air Act, 42 U.S.C.
                     Section 7401 et seq.; (viii) Safe Drinking Water Act, 42 U.S.C. Section 3808 et seq.; or (ix) applicable or equivalent laws and regulations of the State of Florida relating to hazardous matter, substances or wastes, oil or other petroleum products, and air or water quality; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, the words "Hazardous Substance(s)" shall not mean or include such hazardous substances used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with applicable Environmental Laws, or such of the foregoing that may be naturally occurring in the soil or groundwater in, at, under or about any real property.

          (v) Insurance. The Bank has insurance contracts in full force and effect which provide for coverages which are usual and customary as to amount and scope in the business of the Bank.

          (w)  Deposits.

               (i) All deposits of the Bank are insured with the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from the Bank to the FDIC have been paid in full in a timely fashion, and no proceeding has been commenced or instigated by the FDIC or otherwise to terminate such insurance.

               (ii) Except as disclosed in Schedule 3.1(w) of Seller's Disclosure Memorandum, none of the deposits of the Bank is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process known to the Bank.

          (x) Intellectual Property. Except for Intellectual Property (as defined below) which is owned or licensed by Seller and which is operated, accessed, or otherwise used by the Bank, at the discretion of or as permitted by Seller due to its affiliated status with Seller, including without limitation the Bank's use of the "Synovus" name, the Bank (i) owns or has a license to use all of the Intellectual Property used by it in the course of its business, (ii) is the owner of or has a license to any Intellectual Property sold or licensed to a third party by it in connection with its business operations, and (iii) has the right to convey by sale or license any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the knowledge of Seller or the Bank, threatened, which challenge the rights of the Bank with respect to Intellectual Property used, sold or licensed by the Bank in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Bank does not infringe any Intellectual Property of any other person or entity. Except as disclosed in Schedule 3.1(x) of Seller's Disclosure Memorandum, the Bank is not obligated to pay any recurring royalties to any person or entity with respect to any such Intellectual Property. No officer, director, or to the knowledge of Seller or the Bank, any employee of the Bank is party to any agreement which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person or entity. For purposes of this Agreement, "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, customer lists, and other intellectual property rights.

          (y) State Takeover Laws. Seller has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively, "Takeover Laws"), including Sections 607.0901 and 607.0902 of the FBCA.

          (z) Charter Provisions. Seller has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person or entity under the articles of incorporation, bylaws, or other governing instruments of the Bank or restrict or impair the ability of Purchaser or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Bank that may be directly or indirectly acquired or controlled by them.

          (aa)  Investments: No Subsidiaries.  Except as described on
          Schedule 3.1(aa) of Seller's Disclosure Memorandum, the Bank does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

          (bb) Loan Portfolio. Except as described in Schedule 3.1(bb) of Seller's Disclosure Memorandum, with respect to each loan (a "Loan") owned by the Bank in whole or in part, including without limitation Participation Loans (as defined in Section 5.4): (i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, and create a perfected lien on the property securing the Loan, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, and to general equitable principles; (ii) the Bank is the sole holder of legal and beneficial title to each Loan (or the Bank's applicable participation interest); (iii) there is no pending, or to the best of the Seller's and the Bank's knowledge, threatened litigation, condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan; (iv) except as disclosed on Schedule 3.1 (bb), there are no actions, suits, demands, notices, claims, investigations, or proceedings involving any Environmental Law pending, or to the best of Seller's and the Bank's knowledge, threatened against any property which serves as security for a Loan; (v) the Bank has complied with all applicable federal and state laws, rules and regulations; (vi) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Loan of the Bank created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof.

          (cc)  Community Reinvestment Act.  The Bank's Community
          Reinvestment Act rating is "Satisfactory."

          (dd) Transaction with Insiders. All of the loans, transactions, agreement, and dealing between the Bank and any "Insider," as defined in Regulation O as promulgated by the Board of Governors of the Federal Reserve System, comply in all material respects with the provisions of Regulation O.

          (ee) Compliance with Laws and Regulations. To Seller's and the Bank's knowledge, the business and operations of the Bank have been and are conducted in accordance with all applicable laws, rules, and regulations including without limitation all employment laws, the noncompliance with which represents a Material Adverse Effect on the Bank, and except as disclosed in Schedule 3.1(ee) of Seller's Disclosure Memorandum, the Bank is not subject to or being threatened with, any material fine, penalty, liability, or legal disability to its business as the result of its failure to comply with any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it. The Bank has filed all reports and maintained all records required to be filed or maintained since January 1, 2001 under applicable rules and regulations of the FDIC and the Florida Department of Financial Services. To Seller's and the Bank's knowledge, each such filing contains the information required to be stated therein and such information was true and correct as of the time such report was filed.

          (ff) Full Disclosure. To Seller's and the Bank's knowledge, none of the information concerning Seller or the Bank contained in this Agreement and the exhibits and schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered by or on behalf of Seller to Purchaser as contemplated by any provision of this Agreement, or in any information memorandum or other document to be used in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits, or will omit to state, any material fact necessary in order to make statements contained herein or therein, in light of the circumstances under which they are or have been made, not misleading.

     3.2 Purchaser's Representations and Warranties. Purchaser and CCB, jointly and severally, hereby represent and warrant to Seller and the Bank on the date of this Agreement and on the Closing Date that, except as previously disclosed in writing to Seller:

          (a) Organization. Purchaser and CCB are duly organized entities, validly existing and in good standing under the laws of the State of Florida. Purchaser and CCB are duly qualified to transact business in all jurisdictions where the character of its business requires such qualification.

          (b) Authority. This Agreement has been authorized by all necessary corporate action of Purchaser and CCB, has been duly and validly executed and delivered by Purchaser and CCB and subject to receipt of required regulatory approvals, constitutes a legal, valid and binding agreement of Purchaser and CCB enforceable against Purchaser and CCB in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief.

          (c) Approvals; No Violations. The execution, delivery and performance of this Agreement by Purchaser and CCB do not, and the consummation of the transactions contemplated hereby by Purchaser and CCB will not: (1) violate or contravene any provisions of the articles of incorporation or bylaws of Purchaser or CCB; or (2) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or CCB or to which Purchaser or CCB is subject which breach, violation or default would have a Material Adverse Effect on Purchaser, or enable any person to enjoin any of the transactions contemplated hereby; and the consummation of the transaction contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and any consents and approvals, the absence of which will not have a Material Adverse Effect on Purchaser.

          (d)  No Pending Litigation or Restriction.

               (i) There is no litigation, proceeding or controversy before any court or governmental agency pending, and there is no pending claim, action or proceeding against Purchaser, which is likely to have a Material Adverse Effect on Purchaser or to prevent consummation of the transaction contemplated hereby, and, to the best of its knowledge or the knowledge of its executive officers, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and

               (ii) Purchaser is not subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect on the financial condition of Purchaser.

          (e) Consents, Licenses, Approvals. Purchaser has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect on Purchaser; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of Purchaser no suspension or cancellation of any of them is threatened.

          (f) Full Disclosure. To Purchaser's knowledge, none of the information concerning Purchaser or CCB contained in this Agreement and the schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered by or on behalf of Purchaser to Seller as contemplated by any provision of this Agreement, or in any information memorandum or other document to be used in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omits, or will omit to state, any material fact necessary in order to make statements contained herein or therein, in light of the circumstances under which they are or have been made, not misleading.

                                   ARTICLE 4
                                   ---------

                                   COVENANTS

     4.1 Covenants. Seller hereby covenants to Purchaser, and Purchaser hereby covenants to Seller, that:

          (a) Necessary Action. It shall take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable, including the filing of all necessary applications, so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end.

          (b) Press Releases. From the date of this Agreement until the Closing Date, neither Seller nor Purchaser shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment; provided however, that nothing in this Section 4.1(b) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.

          (c) Employee, Depositor, and Customer Communications. Seller and Purchaser acknowledge the sensitivity of this transaction to the employees, depositors, and customers of the Bank during the period from the date of this Agreement to the Closing Date. Accordingly, except where required by a regulatory agency in connection with the approval of the transactions contemplated herein, by applicable law (as supported by an opinion of legal counsel) or for announcements or communication that are ministerial in nature (e.g., settlement of employee benefits and effectuating the deconversion): (i) neither Seller nor the Bank shall issue any announcement or communication, the goal of which is to reach all or a substantial portion or group of employees (other than directors and senior officers of the Bank), depositors, or customers of the Bank regarding the transactions contemplated herein without first obtaining Purchaser's written approval, which approval shall not be unreasonably withheld; and (ii) neither Purchaser nor CCB shall issue any announcement or communication, the goal of which is to reach all or a substantial portion or group of employees, depositors, or customers of the Bank regarding the transactions contemplated herein without first obtaining Seller's written approval, which approval shall not be unreasonably withheld. Where an announcement or communication is required by a regulatory agency or by applicable law (to the extent permitted above) or is to be a joint announcement or communication by Seller and Purchaser, such announcement or communication shall be in form and substance mutually satisfactory to the parties hereto and to any applicable regulatory authority. With the exception of the communications provided for above, Purchaser or CCB may not communicate with the employees, depositors, and other customers of the Bank. Notwithstanding anything to the contrary in the foregoing, the Bank and Seller agree that it is in their mutual best interest to facilitate Purchaser's and/or CCB's approved written and/or oral announcements or communications with the Bank's employees regarding the transactions contemplated in this Agreement. Seller, therefore, will use its reasonable efforts to transmit or facilitate such announcements or communications of Purchaser with the Bank's employees as soon as practicable after Purchaser's request is approved by Seller.

          (d) Access to Information. In the case of Seller, from and subsequent to the date hereof, it will: (1) give Purchaser and its counsel and accountants reasonable access to the Bank's premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby;
          (2) cooperate and instruct its counsel and accountants to cooperate with Purchaser and with its counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, and regulatory filings with respect to the transactions contemplated by this Agreement; (3) prior to the Effective Time, Seller and the Bank shall keep Purchaser advised of all material developments relevant to the Bank's business and to the consummation of the Merger. In the case of Purchaser, it will give Seller access to the Bank's premises for a 48-hour period immediately following the Effective Time to remove those assets listed on Schedule 3.1(r) of Seller's Disclosure Memorandum which may be located at the Bank.

          (e) Notice to Other Party. It shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein;
          (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same.

          (f) Application for Approval to Effect Merger. Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to effectuate the Merger and to effect in all other respects the transactions contemplated herein no later than thirty (30) calendar days from the date of the execution of this Agreement. Purchaser agrees to process such applications in a diligent manner and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the provisions of this Section 4.1(f) and with the requirements of the applicable regulatory authorities.

          (g) Shareholder's Equity of Bank. With respect to Seller, it agrees that the shareholder's equity of the Bank on the Closing Date shall be equal to

          $11,185,000, which is equal to the shareholder's equity of the Bank as reflected in its unaudited financial statements for the period ended September 30, 2003.

          (h)  Employee Matters.

               (i) Immediately prior to Closing, Seller shall cause the Bank to withdraw as an ERISA Affiliate from any Bank Benefit Plan. Seller shall retain all liabilities respecting the Bank's sponsorship of, or the participation of Bank employees in, Bank Benefit Plans prior to the Closing.

               (ii) Effective as of the Closing Date, Purchaser agrees that the Resulting Bank shall: (x) employ any Bank employee, not disclosed to Seller pursuant to Section 4.1(h)(iv), on an "at-will" basis ("Hired Employees"); (y) treat any Hired Employee's period of service with Seller prior to the Closing Date as service to Purchaser (1) for eligibility and vesting purposes for employee benefit plans and (2) for calculating vacation and sick time under the applicable Purchaser or CCB employee benefit policies, however, there shall be no past service credit for the calculation of the benefit accruals for any other employee benefits or under any retirement plans; and
               (z) waive pre-existing condition limitations, if any. Hired Employees shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical and/or dental plans for the calendar year of the Closing Date to the extent of amount previously credited during such calendar year under comparable plans maintained by Seller.

               (iii) CCB shall be obligated to pay a Severance Payment (as defined below) to a Bank employee only if (x) the employee remains continuously employed by the Bank from the date hereof through the Closing Date; and (y) one of the following two circumstances is satisfied at any time within a sixty (60) day period after the Closing:

                     (1) Purchaser or CCB requires the Bank employee to report to a job that is located more than fifty (50) miles from that employee's current work location, the employee rejects Purchaser's direction and the employee then resigns or is involuntarily terminated; or

                     (2) Purchaser or CCB fails to continue to employ the Bank employee on terms substantially similar to those in effect immediately prior to Closing and the employee then resigns at his or her discretion. This clause (2) shall not restrict Purchaser's or CCB's right to terminate, in good faith, a Bank employee's employment for cause. The parties agree that termination for cause shall not trigger a Severance Payment obligation under this

                     Agreement as to such terminated Bank employee. For purposes of this clause (2), the term "cause" shall mean the termination of a Bank employee's employment by Purchaser or CCB due to: (A) conduct by the Bank employee that amounts to fraud or dishonesty; (B) the conviction of the Bank employee of a felony; (C) insubordination or inattention to his or her duties and responsibilities which remains uncured after five (5) business days following notice to the Bank employee of such improper conduct; or (D) conduct by the Bank employee that results in removal from his or her position as an officer or employee pursuant to a written order by any regulatory agency with authority or jurisdiction over the Resulting Bank.

               Except as provided in this Section, neither Purchaser nor any of its affiliates shall otherwise be obligated to make any Severance Payment to Bank employees. For purposes of this Agreement, a "Severance Payment" shall mean a payment equal to the greater of (1) two weeks' of the employee's base salary for every full year of service with the Bank, not to exceed six (6) months of the employee's base salary as of the Closing Date, or (2) one month of the employee's base salary as of the Closing Date. Any Severance Payment that Purchaser must pay under this Section shall be paid within thirty (30) days after the affected employee's termination of employment. If, within sixty (60) days after the effective date of termination of employment with the Bank (or the Resulting Bank), a Bank employee who received a Severance Payment is employed by Seller or an affiliate of Seller, then Seller shall promptly pay to Purchaser an amount equal to the gross Severance Payment paid by Purchaser to that Bank employee.

               (iv) At least ten (10) days before the Closing Date, Purchaser will provide to Seller a list of Bank employees who it expects will be entitled to a Severance Payment under
               Section 4.1(h)(iii). Purchaser agrees to promptly update such list throughout the sixty (60) day period specified in Section 4.1(h)(iii)(y). In the event a Severance Payment is made to a Bank employee who Purchaser fails to give, within three (3) business days after the date of the Bank employee's termination date, written notice to Seller (which notice shall include, at a minimum, the Bank employee's name, the effective date of termination and reference to this Agreement), Seller shall have no obligation, as to such Bank employee, to pay Purchaser the gross Severance Payment paid to the Bank employee if Seller or one of its affiliates employs the Bank employee within sixty (60) days of the effective date of the Bank employee's termination of employment with the Bank (or the Resulting Bank).

               (v) Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Hired Employee for periods ending on or prior to the Closing Date.

               (vi) Seller agrees that, for a period of one (1) year following the Closing Date, Seller will not employ or attempt to employ any employee of CCB; provided, that Seller shall not be precluded from hiring any employee who has resigned or been terminated by Purchaser.

               (vii) On or as soon as practicable after the Closing Date, Seller will pay directly to each Bank employee an amount in cash equal to the value, if any, of that Bank employee's nonvested account balances under the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS Money Purchase Pension Plan with the value of the nonvested portion of such accounts determined as of December 31, 2003. Seller will deem any such payment of the nonvested account balances as compensation to the Bank employees and Seller will withhold and remit or pay, as applicable, all attributable taxes.

          (i) Section 338(h)(10) Election. Seller and Purchaser agree to join in making an election under Section 338(h)(10) of the Code (the "Election") with respect to the acquisition of the Bank. As soon as practicable after the Closing Date, Seller and Purchaser shall mutually prepare an Internal Revenue Services Form 8023, including without limitation, all additional data and materials required to be attached to such Form 8023. Seller and Purchaser shall also cooperate with each other to take all actions necessary and appropriate (including, without limitation, filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election (and comparable provisions of each applicable state and local tax law) or any successor provisions. Seller shall use its best efforts in taking all actions necessary to make the Election.

          With respect to the Election, the Aggregate Deemed Sales Price (the "ADSP") shall be allocated among the assets of the Bank pursuant to Treasury regulations and rulings. Purchaser shall (at its own expense) prepare and present to Seller for Seller's review such allocation and documentation in support of such allocation, and Purchaser and Seller shall use their good faith best efforts to agree upon such allocation. Seller or Purchaser shall use their respective best efforts to resolve any disagreement that arises in the allocation and if no resolution is achieved within three months after the Closing Date, Purchaser shall (at its own expense) engage, subject to Seller's approval which shall not be unreasonably withheld, an independent accounting firm whose determination of the issue for which there is disagreement shall be final and binding on Seller and Purchaser and shall be enforceable in any court of competent jurisdiction. Seller shall cooperate with Purchaser in preparing the allocation and promptly provide Purchaser with information and documentation, as appropriate, for preparing the allocation. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such allocation for the purpose of all tax returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise with respect to such tax returns.

          (j) Closing Financial Statements. At least ten (10) days before Closing, Seller shall provide to Purchaser financial statements for the Bank (the "Pre-Closing Financial Statements") as of the end of the calendar month for the calendar month immediately preceding the Closing Date. Within three (3) business days after Closing, Seller shall provide to Purchaser financial statements for the Bank (the "Closing Date Financial Statements") as of the Closing Date. The Pre-Closing Financial Statements and the Closing Date Financial Statements shall be (1) correct in all material respects as of the date thereof; (2) fairly present the financial condition and results of operation of the Bank as of the dates and for the periods indicated therein; and (3) contain and reflect provisions for taxes, reserves, and other liabilities of the Bank in accordance with generally accepted accounting principles. Prior to the Effective Time, Seller and the Bank shall make adjustments to the Pre-Closing Financial Statements and any other financial statements (including, without limitation, the Closing Date Financial Statements) of the Bank that are, as mutually agreed upon by Seller and Purchaser, necessary to conform these financial statements to GAAP. In the event Seller and Purchase cannot agree on the adjustments to be made to the Pre-Closing Financial Statements and any other financial statements (including, without limitation, the Closing Date Financial Statements) of the Bank, Seller and Purchaser agree that KPMG LLP (or other comparable accounting firm agreed upon by the parties) will conduct an independent review of the subject financial statements to determine what adjustments, if any, are required to conform such financial statements to GAAP with the expense of any such review being shared equally between Seller and Purchaser. The parties agree that the determination by KPMG LLP (or other comparable accounting firm) shall be final and binding upon the parties and enforceable in a court of competent jurisdiction.

          (k) Direct or Indirect Action. Seller and Purchaser will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Agreement to become untrue.

                                  ARTICLE 5
                                  ---------

                     ADDITIONAL AGREEMENTS AND COVENANTS

     5.1 Real Property Matters. At its option and expense, Purchaser may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by Bank as a banking office (collectively, the "Property Examination"); and (2) site inspections, historic reviews, regulatory analyses, and environmental assessments of the Real Property as Purchaser shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, should

Purchaser elect to complete an Environmental Survey of any Real Property, it shall notify Seller before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with Seller.

     If, in the course of the Property Examination or Environmental Survey, Purchaser discovers a "Material Defect" (as defined below) with respect to the Real Property, Purchaser shall have the option, at its sole discretion, exercisable upon written notice to Seller ("Material Defect Notice") to: (1) waive the Material Defect; (2) direct Seller to cure the Material Defect to Purchaser's satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 7.1).

     If Purchaser elects to direct Seller to cure the Material Defect, then Seller shall notify Purchaser by written notice within five (5) days of receipt of the Material Defect Notice whether Seller elects to (1) cure such Material Defect, (2) in lieu of curing the Material Defect, seek approval from Purchaser to indemnify Purchaser as to claims related to the Material Defect on terms then agreed upon with Purchaser ("Material Defect Indemnification"), or (3) petition Purchaser to waive the Material Defect without Seller curing, or providing indemnification as to, the Material Defect. If Seller elects to cure, then Seller shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Purchaser's satisfaction. If Seller elects to seek approval from Purchaser to provide to Purchaser Material Defect Indemnification, then Purchaser and Seller agree to use their best efforts to promptly come to an agreement regarding the specific terms of such Material Defect Indemnification. If Seller either (1) fails to cure a Material Defect to Purchaser's satisfaction within the period specified above, (2) fails to reach agreement with Purchaser as to the provision of Material Defect Indemnification, or (3) petitions Purchaser to waive the Material Defect and such petition is denied in writing by Purchaser, then Purchaser may terminate this Agreement (with such termination being deemed to be a termination under Section 7.1).

     For purposes of this Agreement, a "Material Defect" shall include:

     (a) the existence of any lien (other than the lien of Real Property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a material breach of Seller's representations and warranties contained in Section 3.1(q) or 3.1(u), in either such case that Purchaser reasonably believes will materially adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which Purchaser otherwise objects;

     (b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that Purchaser reasonably believes would cost more than $75,000 in the aggregate to repair, remove or correct as to all such Real Property; or

     (c) the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which Purchaser reasonably believes, based on the advice of legal counsel or other consultants, that Seller or Bank could become responsible or liable, or that Purchaser could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which Seller or Bank could incur, or for which Purchaser could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $75,000 or more as to all such Real Property.

     5.2  Indemnification.

          (a) Loss. For purposes of this Section 5.2, the term "Loss" is defined as, and shall mean and include, any liability, loss, cost, damage, expense or payment, including reasonable attorneys' and other professional fees and expenses incurred in investigating or defending against any loss.

          (b) By Seller. Seller agrees, to indemnify, defend and hold Purchaser and its directors, officers, employees, shareholders, agents and affiliates (the "Purchaser Group") harmless from, against and in respect of, any Loss incurred or suffered by Purchaser Group with respect to (i) any misstatement, error or omission by Seller or the Bank as to any warranty or representation under Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g),
          3.1(h), 3.1(n), 3.1(o), 3.1(p), 3.1(q)(ii), 3.1(q)(iii),
          3.1(q)(iv), 3.1(w), 3.1(y), 3.1(z), 3.1(aa) and 3.1(ff); (ii)
          Asbestos Litigation as set forth in Section 5.8; and (iii) any covenant of Seller or the Bank under Sections 4.1(h), 4.1(j), and 5.7.

          (c) Certain Limitations. The foregoing indemnification obligations are subject to the following limitations:

               (i) Time by Which Initial Claim Must be Made. No indemnification shall be required under this Section 5.2 unless Purchaser gives notice of such claim to Seller of the facts that are the basis for such indemnification within the following time periods:

                    (A) in the case of matters involving claims under Sections 3.1(b), 3.1(g), 3.1(n), 3.1(o), 3.1(p),
                    4.1(h)(vii), or 5.2(b)(ii) of this

                    Agreement, within one hundred eighty (180) days after the expiration of the statute of limitations (including any waiver and extensions thereof); or

                    (B) in the case of matters involving claims under any other Section not specified in 5.2(c)(i)(A) above, within the shorter of: (1) two years following the Closing Date; or, (2) the expiration of the statute of limitations (including any waiver and extensions thereof).

               (ii) Deductible. Except for indemnification provided under Sections 5.2(b)(ii), no indemnification shall be required under this Section 5.2 unless and until, and only to the extent that, the total Losses exceed $20,000 individually or $100,000 in the aggregate. The foregoing limitations shall not apply to claims with respect to or as a result of any breach, whether by act or omission, resulting from a willful or deliberate misrepresentation by Seller or the Bank intended to mislead Purchaser.

               (iii) Indemnification Cap. Except for indemnification provided under Sections 5.2(b)(ii), no indemnification shall be required under this Section 5.2 for that portion of any Loss, individually or in the aggregate, which exceeds $5,000,000.

               (iv) Receipt of Insurance Proceeds. The amount of any indemnifiable Loss or Losses incurred by Purchaser shall be reduced by the amount Purchaser recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Loss or Losses, and Purchaser agrees to use its best efforts to effect any such recovery.

          (d) Procedure Regarding Indemnification. Purchaser shall notify Seller in writing of any fact or circumstance which gives rise to any indemnification obligation with reasonable promptness after such fact or circumstance first comes to the attention of an executive officer of Purchaser or any affiliate thereof. A failure to notify Seller will not relieve Seller from any liability it may have hereunder or otherwise, except to the extent that such failure materially prejudices Seller's rights or its ability to defend against such complaint, action or proceeding. If Seller so elects or is requested by Purchaser, it will assume the defense of such action or proceeding, including the employment of counsel (which may be counsel to Purchaser) reasonably satisfactory to Purchaser and the payment of the fees and disbursements of such counsel. In the event, however, that Purchaser reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if Seller fails to assume the defense of the action or proceeding in a timely manner, then Purchaser may employ separate counsel to represent or defend it in any such action or proceeding and Seller will pay the fees and disbursements of such counsel; provided, however, that Seller will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in any jurisdiction in any single action or proceeding. Purchaser will cooperate with Seller in the defense of any such action or proceeding. In any action or proceeding the defense of which is assumed by Seller, Purchaser will have the right to participate in such action or proceeding and to retain its own counsel at Purchaser's own expense. Seller shall not be liable for any settlement effected without its prior written consent.

5.3  Taxes.

      (a)  Actions Prior to Closing

          (i) Termination of Existing Tax-Sharing Agreements. All tax-sharing agreements or similar arrangements involving the Bank or to which the Bank is a party shall be terminated with respect to the Bank on or prior to the Closing Date, and, after the Closing Date, the Bank shall not be bound thereby or have any liability or benefit thereunder.

          (ii) Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting the Bank shall be made after the date of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

          (iii) Tax Certificates. Seller and the Bank shall provide Purchaser on or prior to the Closing Date, with all forms, certificates and/or other instruments required in connection with the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Purchaser that such transfer taxes and charges have been paid in full by Seller, (y) an affidavit stating, under penalties of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code and (z) a clearance certificate or similar documents which may be required by any state taxing authority to relieve Purchaser of any obligation to withhold any portion of payments to Seller pursuant to this Agreement.

          (iv) Access to Books and Records. Between the date of the Agreement and the Closing Date, Seller and the Bank shall give Purchaser and its authorized representatives reasonable access to all books, records and returns of the Bank and Seller and have their personnel and accountants available to respond to reasonable requests of Purchaser and its authorized representatives.

          (v) Settlement of Tax Reserves. To the extent there are Tax reserves shown on the books of Seller with respect to consolidated, combined or unitary Taxes for which Seller files a return, including the Bank (excluding reserves established for deferred Taxes), the Bank shall be permitted to distribute an amount equal to such reserves attributable to earnings of the Bank to Seller (or any other affiliate designated by Seller) prior to the Closing Date. The computation of such amount shall be based on the existing tax sharing agreement of Seller's consolidated group, subject to Purchaser's review and consent, which shall not be unreasonably withheld.

     (b) Survival of Representations and Warranties. The representations and warranties of Seller contained in Section 3.1(n) of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).

     (c)  Filing of Tax Returns.

          (i) Seller shall prepare and timely file all consolidated, combined or unitary income tax returns for Seller's consolidated group for all periods ending on or prior to the Closing Date (including, with respect to the Bank, a short taxable year ending on the Closing Date) and shall include the Bank in such returns. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by law), to the extent any position taken in such returns may affect the tax liability of the Bank after the Closing. Seller shall pay all tax liabilities shown on such returns. In connection with preparation of such returns, Seller shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of the Bank for the period ending on the Closing Date. Seller shall provide a copy of portions of such returns relating to the Bank to Purchaser for its review at least 20 days prior to the filing of such returns.
          Seller shall not file any amended return for a period ending on or before the Closing without Purchaser's consent (which consent shall not be unreasonably withheld) if the filing of any such amended return may affect the tax liability of the Bank or for which Purchaser is or may become liable.

          (ii) Purchaser shall prepare and timely file all tax returns with respect to the Bank other than the income tax returns referred to in Section 5.3(c)(i) above, that are required to be filed after the Closing, and shall duly and timely pay Taxes due on such tax returns. To the extent such tax returns relate to any period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), Purchaser's preparation of such tax returns shall be subject to Seller's review and approval, which approval shall not be unreasonably withheld. Purchaser shall make such tax returns for a Straddle Period available for Seller's review and approval no later than 20 business days before the due date for filing such tax returns. Within 10 days before the due date for the filing of such tax return, whether or not Seller agrees with the contents of such tax return,

          Seller shall pay the Bank or Purchaser an amount equal to the amount of Taxes shown as due on such tax returns allocable to Seller for the portion of the Straddle Period up to and including the Closing Date (such portion being referred to as a "Pre-Closing Partial Period") less any estimated Taxes paid for such Taxes prior to the Closing Date and less any reserves established and reported on the closing balance sheet as of the Closing Date for such Taxes (other than deferred Taxes).

     (d)  Seller Indemnity.  In addition to any indemnification provided in
     Section 5.2, the Seller hereby indemnifies, defends and holds Purchaser, the Bank and each of their respective affiliates, successors and assigns harmless from and against any and all Taxes for which the Bank and any Bank subsidiaries shall be liable (including Taxes payable as a result of the application of Treas. Reg. Section 1.1502-6) (i) with respect to all periods ending on or prior to the Closing Date, (ii) with respect to each Straddle Period, but only with respect to the portion of each such period up to and including the Closing Date (such portion being referred to as a "Pre-Closing Partial Period"), (iii) without duplication, resulting from the untruth or inaccuracy of any representation or warranty as to Taxes set forth in this Agreement, and (iv) without duplication, resulting from any breach of any covenant or agreement as to Taxes set forth in this Agreement. Seller shall be entitled to any net refunds of Taxes (including interest thereon) with respect to the periods described in clauses (i) and (ii) above, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit.

     (e) Purchaser Indemnity. In addition to any indemnification provided in Section 5.2, the Purchaser hereby indemnifies and holds Seller and its affiliates, successors and assigns harmless from and against any and all Taxes for which the Bank and any Bank subsidiaries shall be liable
     (i) with respect to all periods beginning after the Closing Date and
     (ii) with respect to each Straddle Period, but only with respect to the portion of each such period beginning the day after the Closing Date (such portion a "Post-Closing Partial Period"). Purchaser shall be entitled to all refunds of Taxes with respect to the periods described in clauses (i) and (ii) above.

     (f) Carryovers and Carrybacks. For purposes of this Section, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period. If the Bank earns any credit or loss that is carried back to offset income for a period ending on or prior to the Closing Date and if Seller realized reduction in Tax for such a period as a result of such carryback in the form of a refund, Seller shall pay to Purchaser the amount of such reduction within 30 days after the receipt of the refund; provided, however, that Seller shall not make such payment to Purchaser to the extent Seller could otherwise offset such income (to which such carryback was applied) with Seller's consolidated group's own credit or net operating or capital loss pursuant to normal consolidated return and other applicable rules.

     Seller shall, at the request of Purchaser, reasonably cooperate in connection with the filing of necessary returns and other documents and the related procedure, and provide a basis for the computation of the amount paid to Purchaser pursuant to this Section in reasonable detail. Purchaser shall be solely responsible for, and shall indemnify and/or reimburse Seller for, any costs or expenses incurred in connection with any carryback or any Tax filing relating thereto.

     (g) Allocation Between Partial Periods. Any Taxes for a Straddle Period shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income taxes and taxes in lieu of income taxes), on the actual activities, taxable income or taxable loss of the Bank and any Bank subsidiaries during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books (including taking of inventories) as of the close of business on the Closing Date. The Bank shall not be permitted to carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions contemplated by this Agreement).

     (h)  Control of Post-Closing Audits and Other Proceedings.

          (i) Seller, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period, within 10 days after receipt of such proposed adjustment. If the indemnified party fails to provide prompt notice, the indemnifying party's indemnity obligation shall be reduced, but only to the extent of any damages (or an increase thereof) incurred as a result of the delay.

          (ii) Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceedings involving the Bank for periods ending on or prior to the Closing Date and Pre-Closing Partial Periods and each may participate at its own expense, provided that Seller shall have the right to control the conduct of any such audit or proceeding for which Seller agrees that any resulting Tax is covered by its indemnity. Purchaser shall execute or cause to be executed powers of attorney or other necessary documents in order for Seller to exercise its control over such audit or proceeding. Seller may not settle or otherwise resolve any such claim, suit or proceeding without the consent of Purchaser, which consent shall not be unreasonably withheld.
          Seller and Purchaser shall jointly control all proposed adjustments to Taxes relating to a Straddle Period.

     (i) Cooperation. Seller and Purchaser agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance (including, without limitation, access to books and records) relating to the Bank as is reasonably necessary for the preparation of any return for Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Any information obtained shall be kept confidential by the parties hereto (unless disclosure is required by law or legal process or by a regulatory authority). Purchaser and Seller shall each use reasonable efforts not to have materials, books, records or files relating to the Bank or the Subsidiaries destroyed.

     (j) Arbitration. If Seller and Purchaser disagree on any issue or amount relating to Taxes that needs to be agreed on in connection with the transaction contemplated by this Agreement, the disagreeing party shall notify the other party of such disagreement in writing. Seller and Purchaser shall use their respective best efforts to resolve any such disagreement and if no resolution is achieved within 30 days, Seller and Purchaser shall mutually select an independent accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on Seller and Purchaser and shall be enforceable in any court of competent jurisdiction. Upon resolution or determination of such issue, there shall be promptly made a payment, if necessary, between Seller and Purchaser in order to take into account the results of such resolution or determination.

     5.4  Loan Participations.

          (a) Right to Participate. Seller and the Bank, jointly and severally, represent and warrant to Purchaser that all loan participations between the Bank and any of Seller's affiliates ("Loan Participations") which are reflected on the Bank's balance sheets as of September 30, 2003 and the date of this Agreement are disclosed by borrower name, loan amount, and maturity date in
          Schedule 5.4 of Seller's Disclosure Memorandum. Seller and Bank recognize that Purchaser and CCB are purchasing rights in the Loan Participations in connection with this Agreement, and these rights are material to Purchaser's decision to purchase the Bank. In recognition of these rights, Seller hereby agrees that except as provided in this Section neither Seller nor any of its agents or affiliates will take any act, or omit to take any act, that would result in the Bank or the Resulting Bank losing its pro rata portion of, or any rights in, any of the Loan Participations. Except as provided in this Section, neither Seller nor any of its affiliates will refinance, modify, renew, amend, replace with additional or new credit facilities or otherwise change the Bank's rights in the Loan Participations except as and to the extent permitted in the participation agreement. In the event Seller or any of its affiliates desire to refinance, modify, renew, amend, replace with additional or new credit facilities or otherwise change the Bank's or the Resulting Bank's rights in a Loan Participation, Seller shall first submit a written offer (the "Offer") to Purchaser for the Resulting Bank to participate in the new lending arrangement. The Offer shall (i) provide the name and address of the existing borrower(s) and identify the affected Loan Participation, (ii) provide sufficient documentation for the Resulting Bank to perform an independent credit analysis, (iii) permit the Resulting Bank to participate in the new lending arrangement at the same or greater percentage as the Resulting Bank participates in the affected Loan Participation, and (iv) permit the Resulting Bank to participate in the new lending arrangement under the same terms and conditions as offered to affiliates of Seller. For purposes of this Section, the date on which Seller or Seller's affiliates deliver(s) the Offer shall be deemed the "Offer Date." Purchaser shall have the option, exercisable by written notice given to Seller within fifteen (15) days of the Offer Date, to participate in the new lending arrangement under the terms and conditions specified in the Offer. Purchaser, in its sole discretion, may reject such Offer, in which case, Purchaser shall have no further liability with respect to, or obligation to participate in, such loan, nor shall Seller or its affiliates have any further liability or obligation to Purchaser and its affiliates under this Agreement to offer or permit participation in such loan.

          (b) Purchaser's Right to Reject Participation Loans. Seller shall afford to the officers and authorized representatives of Purchaser, subject to Seller's normal security requirements, access to all necessary loan instruments relating to the Participation Loans in order that Purchaser may have full opportunity to make reasonable investigations of the Participation Loans, the Participation Loan instruments and the Participation Loans' collateral. Prior to fifteen (15) business days prior to Closing, Purchaser shall have the right to reject any Participation Loans, in its sole discretion, and Seller shall cause the Bank to transfer and assign such loans to Seller or an affiliate of Seller (other than the Bank) as of the Closing Date.

     5.5 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, Seller or any affiliate thereof or any representatives thereof retained shall not directly or indirectly solicit any Acquisition Proposal (as defined below) by any person or entity for the Bank, except to the extent the Board of Directors of Seller, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Seller's shareholders under applicable law. Seller's affiliate or representative thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any agreement with respect to, any Acquisition Proposal for the Bank, but Seller may communicate information about such an Acquisition Proposal for the Bank to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. Seller shall promptly advise Purchaser following the receipt of any Acquisition Proposal for the Bank and the details thereof, and advise Purchaser of any developments with respect to such Acquisition Proposal for the Bank promptly upon the occurrence thereof. Seller shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or entities conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its affiliates and representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. Seller will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section of the obligations undertaken in this Section. For purposes of this Agreement,

"Acquisition Proposal" with respect to a party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such party or any of its subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its subsidiaries.

     5.6 Covenant of Seller Not to Solicit. Seller hereby agrees that from the date of this Agreement and for a period of three (3) years after the Closing Date, Seller and its affiliates shall not specifically target and solicit the customers of the Bank, unless Seller or its affiliates (other than through the Bank) had a prior relationship (outside of any relationship established through the business of the Bank) with such customers and is able to demonstrate the existence of such relationship. Nothing in this section, however, shall prevent Seller or its affiliates from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of Seller or its affiliates, nor shall this Section apply to solicitations by Seller or its affiliates that are general in nature (e.g., geographically generated solicitations) if such solicitations are merely incidental or only involve the use of information obtained through sources other than the Bank, nor shall this Section apply to any communications (and resulting follow up communications) involving Seller and its affiliates with customers of the Bank who express, on an unsolicited basis, an interest in transferring or retaining their banking relationship with Seller or an affiliate of Seller.

     5.7 Assumption of Automobile Lease and Transfer of Bank Employee. Seller hereby agrees to assume any and all liabilities and payments for that certain automobile lease, dated August 5, 2003, for a 2004 Pontiac Grand Am that is currently used by Linda Ongley, the Bank's human resource manager ("HR Manager"). Seller further agrees to employ HR Manager as of the Closing Date as an employee of Seller or one of Seller's affiliates (other than the Bank). Not withstanding anything in this Agreement to the contrary, neither Purchaser nor any of its affiliates or the Bank shall have any obligation to pay any Severance Payment to the HR Manager.

     5.8  Asbestos Litigation.

          (a) Within ten (10) days after the effective date of this Agreement, Seller and Purchaser will develop a plan, to the satisfaction of Purchaser in Purchaser's sole discretion, for the removal or mitigation of any and all ACM in or at the main office of the Bank located in Quincy, Florida (the "Quincy Office"). Within forty-five (45) days after the development of such plan, Seller shall remove or mitigate any and all ACM in accordance with such plan. Upon completion of the removal or mitigation of such ACM, Seller shall promptly notify Purchaser of such completion and Purchaser shall be permitted to conduct additional site inspections and environmental assessments of the Quincy Office to confirm that the ACM has been removed or mitigated to Purchasers' satisfaction. Purchaser and Seller shall work together to assure the removal or mitigation of any remaining ACM to Purchaser's satisfaction prior to the Closing Date.

          (b) Notwithstanding any limitations set forth in Section 5.2(c)(ii) and (iii), Seller agrees to indemnify, defend and hold Purchaser and its directors, officers, employees, shareholders, agents, and affiliates harmless from, against and in respect of, any current or future Asbestos Loss (as defined below) arising out of or related to (i) the exposure to ACM from or at the Quincy Office prior to the Effective Time, (ii) the disturbance, mitigation, or removal, prior to the Effective Time, of ACM from or at the Quincy Office, and (iii) the pending litigation between John Wesley Stephens, Jr. and Bennie Monroe Bennett, Jr. and Quincy State Bank and Tarpon Electric Inc., as more fully described in
          Schedule 3.1(o) of Seller's Disclosure Memorandum (collectively, "Asbestos Litigation"). Seller agrees to assume all costs of and responsibility for any and all Asbestos Litigation and to conduct the defense of such Asbestos Litigation, except that Seller agrees that neither Seller nor any of its affiliates will take any action, or fail to take any action, that would result in Seller taking a position that is adverse or harmful to Purchaser's or any of its affiliates' rights on and after the Effective Time to occupy and possess the Quincy Office. If Purchaser so elects in its sole discretion, Purchaser or its affiliates may assume control of the defense of any Asbestos Litigation from Seller, including the employment of attorneys (which may be counsel for Seller), at Purchaser's sole cost and expense for such attorneys, provided that Seller shall remain responsible for all costs and expenses of the Asbestos Litigation other than attorneys' fees for the matters assumed. At any time in its sole judgment, the party not in control of the defense of such Asbestos Litigation may monitor the defense of the Asbestos Litigation and/or employ separate counsel to represent or defend the party in any such action or proceeding, provided such party remains responsible for the fees and disbursements of such counsel. In the event, however, that Purchaser reasonably determines at any time in its sole judgment that Seller or any of its affiliates has taken or proposes to take any action, or has failed to take any action, that has resulted or would result in Seller taking a position that is adverse or harmful to Purchaser's or any of its affiliates' rights on and after the Effective Time to occupy and possess the Quincy Office, then Purchaser may employ separate counsel to represent or defend Purchaser in any such action or proceeding and Seller shall pay the fees and disbursements of such counsel. The party in control of the defense of any Asbestos Litigation shall not settle such Asbestos Litigation without the other party's express written consent which shall not be unreasonably withheld. The party not in control of the defense of the Asbestos Litigation will cooperate with the party in control of such litigation in the defense of the claim, including, but not limited to, cooperating with contested claims, counterclaims, and availability of witnesses and documents. For purposes of this Section, the term "Asbestos Loss" is defined as, and shall mean and include, any liability, loss, cost, damage, court costs, settlement costs, judgment amounts, costs of appeal, expense or payment, including reasonable attorneys' and other professional fees and expenses incurred in investigating or defending against any loss or in enforcing this Section.

     5.9 Assignment of Intellectual Property. By no later than the Closing Date, Seller and the Bank shall assign and transfer to Purchaser and/or an entity controlled by Purchaser and designated by Purchaser all of Seller and the Bank's right, title, and interest in and to all trade names, service marks, trademarks, fictitious names, logos, and other intellectual property which consists of or includes the word "Quincy" and all federal and state registrations, if any, with respect thereto.

     5.10  Further Assurances.   Seller hereby agrees to promptly deliver,
and to cause Seller's affiliates to promptly deliver, to the Resulting Bank or the Purchaser such deposits, checks, payments, customer correspondence, and other similar items relating to customer accounts, intercompany accounts, or property of the Bank or the Resulting Bank and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement. Seller agrees to reconcile and make current as of the end of the month immediately preceding the Closing Date all of the Bank's general ledger accounts. On or before the Closing Date, Seller shall deliver to Purchaser proper documentation of the entries (with proper aging of accounts) reconciling and making current the Bank's general ledger accounts.

                                  ARTICLE 6
                                  ---------

                          CONDITIONS TO CONSUMMATION

     6.1 Mutual Conditions to Closing. The respective obligations of Seller and of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions, unless waived by both parties pursuant to Section 7.5:

          (a) Procurement of all governmental and regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by this Agreement. All consents of, filings and registrations with regulatory authorities shall be in full force and effect and all waiting periods required by law shall have expired. No consent obtained from any regulatory authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the board of directors of Purchaser would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

          (b) Each party shall have obtained any and all consents required for consummation of the Merger (other than those referred to in Section 6.1(a) or for the preventing of any default under any contract or permit of such party) which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, Bank Material Adverse Effect, or a Purchaser Material Adverse Effect, as applicable. No consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Purchaser would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement, that, had such condition or requirement been know, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

          (c) The satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by this Agreement.

          (d) No party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

          (e) No party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

     6.2 Purchaser's Conditions to Closing. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the following additional conditions:

          (a) Representations and Warranties. Each of the representations, warranties and covenants contained herein of Seller shall be true on, the effective date of the Agreement and the Closing Date as if made on such date (or the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for any misstatement, error, or omission which is not reasonably likely to have, individual or in the aggregate, a Material Adverse Effect on the Bank.

          (b) Certification of Representations and Warranties. Purchaser shall have received a certificate signed by the Chief Executive Officer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.1 (as they related to Seller or the Bank) and 6.2(a) have been satisfied, and certified copies of resolutions duly adopted by the Bank's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as Purchaser and its counsel shall request.

          (c) Absence of Litigation. No legal, administrative, arbitration or other proceedings by any person shall be pending or threatened by or before any court or any governmental authority to restrain or prohibit the transactions contemplated hereby or to obtain damages in connection with such transactions in an amount that would have a Material Adverse Effect on the Bank. For purposes of the foregoing, such proceedings shall not have been "threatened" unless a potential litigant or governmental authority has notified Purchaser or Seller or any of their respective counsel of its present intention to initiate such proceedings.

          (d) Material Adverse Change. Purchaser shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of the Bank which is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Purchaser, has or will have a Material Adverse Effect on the Bank.

          (e) Opinion of Counsel. Purchaser shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, dated as of the Closing Date, in form reasonably satisfactory to Purchaser, as to matters set forth in Exhibit B.

          (f) Financial Conditions. Purchaser shall have received the Pre-Closing Financial Statements, and the balance sheet included as part of the Pre-Closing Financial Statements shall reflect shareholder's equity of not less than $11,185,000.00, which is equal to the shareholder's equity of the Bank as reflected in its unaudited financial statements for the period ended September 30, 2003.

          (g) Material Defects. If Seller has elected to cure a Material Defect, Seller shall have cured the Material Defect to Purchaser's satisfaction.

          (h) Mitigation of Asbestos. The ACM at the Quincy Office shall have been removed or mitigated to the satisfaction of Purchaser in Purchaser's sole discretion.

     6.3 Seller's Conditions to Closing. The obligation of Seller and the Bank to effect the transactions contemplated by this Agreement shall be subject to the following additional conditions:

          (a) Representations and Warranties. Each of the representations, warranties and covenants contained herein of Purchaser and CCB shall be true on, the effective date of the Agreement and the Closing Date as if made on such date (or the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for any misstatement, error, or omission which is not reasonably likely to have, individual or in the aggregate, a Material Adverse Effect on Purchaser.

          (b) Certification of Representations and Warranties. Seller shall have received a certificate signed by the Chief Executive Officer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.1 (as they related to Purchaser or CCB) and 6.3(a) have been satisfied, and certified copies of resolutions duly adopted by CCB's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as Seller and its counsel shall request.

          (c) Absence of Litigation. No legal, administrative, arbitration or other proceedings by any person shall be pending or threatened by or before any court or any governmental authority to restrain or prohibit any of the transactions contemplated hereby or to obtain damages in connection with any of such transactions in an amount that would have a Material Adverse Effect on Purchaser. For purposes of the foregoing, such proceedings shall not have been "threatened" unless a potential litigant or governmental authority has notified Purchaser or Seller or any of their respective counsel of its present intention to initiate such proceedings.

          (d) Material Adverse Change. Seller shall have not learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Purchaser which in the reasonable judgment of Seller, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Seller, has or will have a Material Adverse Effect on Purchaser.

          (e) Opinion of Counsel. Seller shall have received an opinion of Gunster, Yoakley & Stewart, P.A., counsel to Purchaser, dated as of the Closing Date, in form reasonably satisfactory to Seller, as to matters set forth in Exhibit C.

                                  ARTICLE 7
                                  ---------

                                 TERMINATION

     7.1 Termination by Mutual Consent or Expiration. This Agreement may be terminated at any time prior to the Closing Date hereunder by the mutual written consent of Seller and Purchaser. This Agreement will automatically terminate if the Closing Date does not occur by June 30, 2004, unless the parties shall have agreed upon an extension of time in which to consummate the transactions contemplated by this Agreement.

     7.2 Termination by Seller. Seller may (but shall not be obligated to) terminate this Agreement by giving notice to Purchaser provided that Seller is not in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement if:

          (a) Any condition in Article 6 which must be fulfilled by Purchaser before Seller is obligated to consummate the transactions contemplated by this Agreement shall not have been fulfilled on or before the date specified for the fulfillment thereof; or

          (b) A default by Purchaser or CCB under or a material breach of this Agreement, or a material misstatement, error or omission in any representation or warranty set forth in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the breaching party.

     7.3 Termination by Purchaser. Purchaser may (but shall not be obligated to) terminate this Agreement by giving notice to Seller provided that Purchaser is not in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement if:

          (a) Any condition in Article 6 of this Agreement which must be fulfilled by Seller or the Bank before Purchaser is obligated to consummate the transactions contemplated by this Agreement shall not have been fulfilled on or before the date specified for the fulfillment thereof; or

          (b) A default by Seller or the Bank under or a material breach of this Agreement, or a material misstatement, error or omission in any representation or warranty set forth in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the breaching party.

     7.4 Effect of Termination. In the event of the termination or abandonment of this Agreement pursuant to the provisions of this Article 7, this Agreement shall have no further effect, except that (i) the provisions of Sections 4.1(c) and 7.4 and Article 8 (except Section 8.2) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 7.2(b) and 7.3(b) shall not relieve the breaching party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     7.5 Extensions; Waiver. At any time prior to the Closing Date, Seller or Purchaser may each, on its own behalf:

          (a) extend the time for the performance of any of the obligations or other acts of the other party;

          (b) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered by the other party pursuant hereto; or

          (c) waive compliance by the other party with the agreements or conditions contained herein.

     Notwithstanding the foregoing, any such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any obligation, covenant, agreement, or condition of this Agreement.

                                   ARTICLE 8
                                   ---------

                                 OTHER MATTERS

     8.1 Entire Agreement; Amendment. This Agreement and the Confidentiality Agreement referred to in Section 8.6, including any exhibits, schedules and other attachments, represents the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. No change, waiver or discharge relating to this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

     8.2 Survival. The representations, warranties, covenants and agreements made by the parties in this Agreement and in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date for the period specified in Section 5.2(c)(i) of this Agreement for giving notices, and shall survive beyond such period (to the extent permitted under Section 5.2(c)(i)) only if and to the extent that notice is properly given pursuant to Section 5.2(c) of this Agreement within the time periods specified in such section, except that (i) the covenant of Seller contained in Section 5.3(d) of this Agreement shall survive for the period specified in Section 5.3(b); (ii) Section 5.4 of this Agreement shall survive for the term of all Loan Participation agreements between the Bank and any affiliate bank of Seller; and (iii) Section 5.8 of this Agreement shall survive for the period specified in Section 5.2(c)(i)(A). The representations and warranties contained in Sections 3.1(a), 3.1(i), 3.1(j), 3.1(k), 3.1(l), 3.1(m), 3.1(q)(i), 3.1(r), 3.1(s),
3.1(t), 3.1(u), 3.1(v), 3.1(x), 3.1(bb), 3.1(cc), 3.1(dd) and 3.1(ee) shall not survive the Closing Date.

     8.3 Counterparts. This Agreement may be executed in multiple and/or facsimile originals, and each copy of this Agreement bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

     8.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida without giving effect to any conflict of laws doctrine or statute.

     8.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants; provided, however, that if this Agreement is terminated pursuant to Sections 7.2(b) or 7.3(b), as the case may be, in addition to such damages as may be recoverable in law or equity, the terminating party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable legal, accounting, consulting and other expenses incurred in connection with the transaction.

     8.6  Confidentiality.

          (a) In addition to the parties' respective obligations under the Confidentiality Letter, dated September 2, 2003 (the "Confidentiality Letter"), as attached to this Agreement as Exhibit D, which are hereby reaffirmed and adopted, and incorporated by reference herein, each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a party is required by applicable law or valid court process to disclose any such confidential information then such party shall provide the other party with prompt written notice of any such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with this
          Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other party, a party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such party is legally required to be disclosed, provided that such disclosing party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other party, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party. Confidential information for purposes of this Agreement shall mean "Confidential Information" as defined in the Confidentiality Letter.

          (b) Seller shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with persons or entities, if any, which were considering an acquisition proposal with respect to the Bank to preserve the confidentiality of the information relating to the Bank provided to such persons or entities and their affiliates and representatives.

          (c) Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other party or which has had or is reasonably likely to have a Seller Material Adverse Effect, Bank Material Adverse Effect, or a Purchaser Material Adverse Effect, as applicable.

          (d) Upon request of Purchaser, Seller shall request within 10 days of the date thereof, that all third parties that received confidential information regarding the

          Bank within the last 12 months in connection with a possible sale transaction involving the Bank promptly return such confidential information to Seller.

     8.7 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be delivered by hand, transmitted by facsimile, delivered by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto. Each such notice shall be deemed delivered: (a) on the date delivered by messenger or courier service; (b) on the date of confirmation of receipt, if by facsimile; and (c) either upon the date of receipt or refusal of delivery, if mailed.

          If to Seller or the Bank:

                          Synovus Financial Corp.
                          Attn:  Thomas J. Prescott, CFO
                          901 Front Avenue, Suite 201
                          Columbus, Georgia 31901
                          Fax:  (706) 649-2342

          with a copy to:
                          Synovus Financial Corp.
                          Attn:  Kathleen Moates
                          General Counsel's Office
                          901 Front Avenue, Suite 202
                          Columbus, Georgia  31901
                          Fax:  (706) 644-1957

          If to Purchaser or CCB:

                          Capital City Bank Group, Inc.
                          Attn:  J. Kimbrough Davis
                          217 North Monroe Street
                          Tallahassee, Florida  32301
                          Fax:  850-878-9150

          with a copy to Counsel:

                          Gunster, Yoakley & Stewart, P.A.
                          Attn:  Gregory K Bader, Esq.
                          500 East Broward Blvd., Suite 1400
                          Fort Lauderdale, Florida  33394
                          Fax:  954-523-1722

     8.8 Binding Nature. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     8.9 No Third Party Rights. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

     8.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party.

     8.11 Remedies. Except as limited in Sections 5.2 and 8.2 of this Agreement, in the event of any breach of this Agreement or misrepresentation hereunder by any of the parties hereto, any other party hereto damaged thereby shall have all the rights, remedies and causes of action available at law or in equity.

     8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedies to which they are entitled at law or in equity.

     8.13 Exhibits and Schedules. All exhibits, schedules, attachments to exhibits or schedules and other attachments to this Agreement are hereby incorporated by reference into this Agreement and made a part of this Agreement as if set out in full in the first place that reference is made thereto.

     8.14 Headings; Number; Gender. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular. Likewise, the gender of any pronoun shall include all other genders.

     8.15 Brokers and Finders. Except for Burke Capital Group, L.L.C. as to Purchaser, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Seller or by Purchaser, each of Seller and Purchaser, as the case may be, agrees to indemnify and hold the other party harmless of and from any liability in respect of any such claim.

(signatures begin on next page)

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the date first written above.

                                       SELLER:


                                       SYNOVUS FINANCIAL CORP.


                                       By:  /s/ Thomas J. Prescott
                                            ------------------------------

                                       Title:  Executive V.P. & CFO
                                               ---------------------------

                                       Attest:  /s/ Kathy Moates
                                                --------------------------

                                       Title:  Assistant Secretary
                                               ---------------------------


                                       PURCHASER:


                                       CAPITAL CITY BANK GROUP, INC.

                                       By:  /s/ J. Kimbrough Davis
                                            ------------------------------

                                       Title:  Executive V.P. & CFO
                                               ---------------------------

                                       Attest:  /s/ Cleo Gay
                                                --------------------------

                                       Title:  Administrative Assistant
                                               ---------------------------


                                       BANK:


                                       QUINCY STATE BANK

                                       By:  /s/ Bruce Rowan
                                            ------------------------------

                                       Title:  President
                                               ---------------------------

                                       Attest:  /s/ Randall Sharpton
                                                --------------------------

                                       Title:  Senior V.P.
                                               ---------------------------

CCB:

                                       CAPITAL CITY BANK

                                       By:  /s/ J. Kimbrough Davis
                                            ------------------------------

                                       Title:  Executive V.P. & CFO
                                               ---------------------------

                                       Attest:  /s/ Cleo Gay
                                                --------------------------

                                       Title:  Administrative Assistant
                                               ---------------------------

                               LIST OF EXHIBITS

               Exhibit                  Description
               -------                  -----------

               A                        Bank Plan of Merger

               B Matters as to which Powell, Goldstein, Frazer & Murphy LLP will opine (Section 6.2(e))

               C                        Matters as to which Gunster Yoakley
                                        will opine (Section 6.3(d))

               D                        Confidentiality Agreement

               E Articles of incorporation of the Bank and all amendments, restatements, articles of merger or consolidation or other filings with respect thereto and the currently effective bylaws of the Bank.

                                  EXHIBIT A

                               PLAN OF MERGER
                            AND MERGER AGREEMENT


     Pursuant to the provisions of Section 658.42 of the Florida Statutes, the undersigned banks do hereby adopt and enter into this Plan of Merger and Merger Agreement (this "Agreement") for the purpose of merging (the "Merger") Quincy State Bank, a Florida chartered commercial bank (the "Bank") with and into Capital City Bank, a Florida chartered commercial bank ("CCB"):

          (a) The name of each constituent bank and the specific location of its main office are as follows:

               1.  Capital City Bank
                   217 North Monroe Street
                   Tallahassee, Florida  32301

                   The specific location of each of its branch offices is set forth on Schedule 1 attached hereto.

               2.  Quincy State Bank
                   4 East Washington Street
                   Quincy, Florida  32351

                   The specific location of each of its branch offices is set forth on Schedule 2 attached hereto.

          (b)  With respect to the resulting state bank:

               1. The name and the specific location of the proposed main office are:

                   Capital City Bank
                   217 North Monroe Street
                   Tallahassee, Florida 32301

                   The name of each of its branch offices will be Capital City Bank. The specific location of each of its existing and proposed branch offices is set forth on Schedule 3 attached hereto.

               2. The name and address of each director who is to serve until the next meeting of the shareholders at which directors are elected are set forth on Schedule 4 attached hereto.

               3. The name and address of each executive officer are set forth on Schedule 5 attached hereto.

               4. The resulting bank will have a single class of common stock, par value $100 per share ("Resulting Bank Common Stock"), consisting of 5,000 authorized shares, of which 1,000 will be outstanding. The amount of the surplus fund will be $____________ and the amount of retained earnings will be $____________.

               5.  The resulting bank shall have trust powers.

               6. The complete articles of incorporation under which the resulting bank will operate are attached hereto as
                   Schedule 6.

          (c) The terms for the exchange of shares of the constituent banks are as follows:

               1. At the Effective Time (as defined below), each issued and outstanding share of the common stock of the Bank, par value $20 per share, shall, by virtue of the Merger and without any action by the holder thereof, be extinguished. At the Effective Time, each of the 1,000 issued and outstanding shares of the common stock of CCB, par value $100 per share, shall continue to be outstanding and held by Capital City Bank Group, Inc., a Florida corporation, and shall constitute all of the issued and outstanding Resulting Bank Common Stock.

               2. The "Effective Time" shall mean 11:59 pm on the date requested by CCB, as soon as practicable after the delivery of this Agreement and certified resolutions to the Florida Department of Financial Services (the "Department").

          (d) This Agreement is subject to approval by the Department and by the shareholders of the Bank and CCB.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of ____________, 2003.


                                                   CAPITAL CITY BANK

                                                   By:
                                                       ---------------------
                                                   Name:
                                                         -------------------
                                                   Title:
                                                          ------------------

                                                   QUINCY STATE BANK

                                                   By:
                                                       ---------------------
                                                   Name:
                                                         -------------------
                                                   Title:
                                                          ------------------

                                  EXHIBIT B

               MATTERS AS TO WHICH POWELL, GOLSTEIN WILL OPINE



     1. Synovus Financial Corp. ("Seller") is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is qualified to transact business in all jurisdictions where the character of its business requires such qualification and has full corporate power to enter into the transactions contemplated by the Agreement and Plan of Merger.

     2. Quincy State Bank (the "Bank") is a bank duly organized, validly existing, and in good standing under the laws of the State of Florida, is qualified to transact business in all jurisdictions where the character of its business requires such qualification and has full corporate power to enter into the transactions contemplated by the Agreement and Plan of Merger.

     3. Bank is a wholly-owned subsidiary of Seller as Seller owns all 10,000 shares of the issued and outstanding common stock of the Bank, which constitutes all of the issued and outstanding stock of any class of securities of the Bank, and there are no other owners of stock or other securities of the Bank or interests convertible into such and no person or entity has any right to acquire any securities of Bank. Seller has good, valid, and marketable title to all of such shares, free and clear of any liens, claims, pledges, options, or adverse claims and charges of any nature whatsoever. All of the issued and outstanding shares of capital stock of the Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the Florida Business Corporation Act ("FBCA") and the Florida Financial Institutions Code. None of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive rights of the current or past shareholders of the Bank.


     4. The execution, delivery, and performance of the Agreement and Plan of Merger by Seller and the Bank do not, and the consummation of the transactions contemplated thereby by Seller and the Bank will not: (1) violate or contravene any provisions of the articles of incorporation or bylaws of Seller or the Bank; or (2) to our knowledge, constitute a breach or violation of, or a default under, any law, rule or regulation, or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Bank or to which Seller or the Bank is subject, or enable any person to enjoin any of the transactions contemplated hereby.

     5. Seller and the Bank have obtained all necessary consents and approvals of, and made all necessary filings with, and notices to, all federal, state, local, and foreign governmental and regulatory bodies for the consummation by Seller and the Bank of the transactions contemplated in the Agreement and Plan of Merger.

     6. Both the Agreement and Plan of Merger and the Bank Plan of Merger have been duly and validly executed and delivered by Seller and the Bank and, assuming valid authorization, execution and delivery by Capital City Bank Group, Inc. and Capital City Bank, as the case may be, constitute valid and binding agreements of Seller and the Bank enforceable in accordance with their respective terms.

     7. Seller and the Bank have taken all necessary action to exempt the transactions contemplated by the Agreement and Plan of Merger from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws, including without limitation, Sections 607.0901 and
607.0902 of the Florida Statutes.

     8. Seller and the Bank have taken all necessary action so that the entering into of the Agreement and Plan of Merger and the consummation of the transactions contemplated by the Agreement and Plan of Merger do not and will not result in the grant of any rights to any person or entity under the articles of incorporation, bylaws or other governing instruments of Seller and the Bank or restrict or impair the ability of Purchaser or any of its subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Bank that may be directly or indirectly acquired or controlled by them.

     9. There is no litigation instituted or pending, or, to our knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Seller (as to its ownership interest in the Bank) or the Bank, except as disclosed in the Seller's Disclosure Memorandum. There is no litigation instituted or pending, or, to our knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Seller or the Bank or any Bank Benefit Plan, or against any director or employee of Seller or the Bank, in their capacity as such, or against any asset, interest, or right of any of them, nor are there any orders of any regulatory authorities, other governmental authorities, or arbitrators outstanding against Seller or the Bank which would have a material adverse effect on the ability of Seller or the Bank to consummate the transactions contemplated in the Agreement and Plan of Merger.

     Our opinion concerning the validity, binding effect, and enforceability of the Agreement and Plan of Merger means that (i) the Agreement and Plan of Merger constitutes an effective contract under applicable laws, (ii) the Agreement and Plan of Merger is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (iii) subject to the last sentence of this paragraph, some remedy is available if Seller or the Bank is in material default under the Agreement and Plan of Merger. This opinion does not mean that (i) any particular remedy is available upon a material default, or (ii) every provision of the Agreement and Plan of Merger will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect, and enforceability of the Agreement and Plan of Merger may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally, and (ii) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

                                  EXHIBIT C

      MATTERS AS TO WHICH GUNSTER, YOAKLEY & STEWART, P.A. WILL OPINE


     1. Capital City Bank Group, Inc. ("Purchaser") has been incorporated under the Florida Business Corporation Act (or prior law), its status is active, and it has full corporate power and authority to carry on the business in which it is engaged, to own and use its assets, and to enter into the transactions contemplated by the Agreement and Plan of Merger.

     2. Capital City Bank ("CCB") has been organized under the laws of the state of Florida, its status is active, and it has full corporate power and authority to carry on the business in which it is engaged, to own and use its assets, and to enter into the transactions contemplated by the Agreement and Plan of Merger.

     3. The execution, delivery, and performance of the Agreement and Plan of Merger by Purchaser and CCB do not, and the consummation of the transactions contemplated thereby by Purchaser and CCB will not: (1) violate or contravene any provisions of the articles of incorporation or bylaws of Purchaser or CCB, or (2) to our knowledge, constitute a breach or violation of, or a default under, any law, rule or regulation, or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or CCB or to which Purchaser or CCB is subject which breach, violation or default would have a Material Adverse Effect on Purchaser, or enable any person to enjoin any of the transactions contemplated hereby.

     4. Both the Agreement and Plan of Merger and the Bank Plan of Merger have been duly and validly executed and delivered by Purchaser and CCB and, assuming valid authorization, execution and delivery by Seller and the Bank, as the case may be, constitute valid and binding agreements of Purchaser and CCB enforceable in accordance with their respective terms.

     5. Other than consents required from the Florida Department of Financial Services and the Federal Reserve Board or its designee, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Bank Benefit Plan, no notice to, filing with, or consent or approval of, any federal, state, local, or foreign governmental or regulatory body is necessary for the consummation by Purchaser and CCB of the transactions contemplated in the Agreement and Plan of Merger.

     6. There is no litigation instituted or pending, or, to our knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Purchaser or CCB, or against any director or employee of Purchaser or CCB, in their capacity as such, or against any asset, interest, or right of any of them, nor are there any orders of any regulatory authorities, other governmental authorities, or arbitrators outstanding against Purchaser or CCB which would have a material adverse effect on the ability of Purchaser or CCB to consummate the transactions contemplated in the Agreement and Plan of Merger.

     Our opinion concerning the validity, binding effect, and enforceability of the Agreement and Plan of Merger means that (i) the Agreement and Plan of Merger constitutes an effective contract under applicable laws, (ii) the Agreement and Plan of Merger is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (iii) subject to the last sentence of this paragraph, some remedy is available if Purchaser or CCB is in material default under the Agreement and Plan of Merger. This opinion does not mean that (i) any particular remedy is available upon a material default, or (ii) every provision of the Agreement and Plan of Merger will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect, and enforceability of the Agreement and Plan of Merger may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally, and (ii) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

                                  EXHIBIT D

                           Confidentiality Agreement

                                  EXHIBIT E

The following are copies of the articles of incorporation of the Bank and all amendments, restatements, articles of merger or consolidation or other filings with respect thereto and the currently effective bylaws of the Bank.

246373.5246373.6	29
FTL 247340.1
246373.5246373.6
FTL 247340.1
246373.5246373.6
FTL 247340.1